Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports

Second Quarter 2009 Results

Earnings per diluted share were $0.41 for the quarter,
compared to $0.93 in the second quarter of 2008

Core operating earnings per diluted share were $0.58 for the quarter, compared to $1.03 in the prior year

Capital position and flexibility further strengthened

MINNEAPOLIS — July 23, 2009 — Ameriprise Financial, Inc. (NYSE: AMP) today reported net income of $95 million for the second quarter of 2009, compared to $210 million for the second quarter of 2008. Earnings per diluted share for the second quarter of 2009 were $0.41, compared to $0.93 for the second quarter of 2008.

Core operating earnings per diluted share were $0.58 for the second quarter of 2009, compared to $1.03 in the second quarter of 2008. Core operating earnings exclude market impacts on amortization of deferred acquisition costs (DAC) and variable annuity guarantee costs, acquisition-related integration charges and net realized gains / losses. The company estimates that $0.51 of the year-over-year impact to core operating earnings resulted from the market-driven decline in asset-based fees and the impact of maintaining high liquidity levels.

“While the environment continued to impact our results, we’re beginning to see signs of improvement, with increased client activity and solid asset flows across our platform,” said Chairman and Chief Executive Officer Jim Cracchiolo. “In addition, we took actions during the quarter to further enhance our strong capital base, which puts us in a position to pursue additional growth opportunities.”

Net revenues declined 5 percent to $1.9 billion in the second quarter of 2009, compared to $2.0 billion in the second quarter of 2008. Growth in fixed annuities was more than offset by the impact on assets and fees of year-over-year equity market depreciation. Net revenues grew 9 percent sequentially, primarily driven by a 10 percent increase in the average of the S&P 500 Index during the quarter, as well as significantly improved retail net flows.

The company is mitigating market-driven revenue declines by implementing expense reductions through re-engineering. The company recognized approximately $110 million in benefits in the second quarter of 2009, up from approximately $60 million in the first quarter, and is on-track to exceed its $350 million full-year 2009 re-engineering savings target.

As of June 30, 2009, the company’s excess capital position was more than $2 billion. This included $869 million in net equity raised in the second quarter and reflects anticipated year-end regulatory (VACARVM) and rating agency requirements for the variable annuity business. In addition, the company’s recent tender offer to purchase $450 million principal amount of its debt maturing in 2010 is planned to be completed using proceeds from two second quarter debt offerings. The company’s net unrealized investment loss position declined to $577 million from $1.8 billion at March 31, 2009. The after-tax net unrealized loss represented approximately 4 percent of shareholders’ equity, excluding accumulated other comprehensive income.

Second Quarter 2009 Summary

Management believes the exclusion of after-tax impacts of realized net investment gains/losses, non-recurring integration costs and market impacts on DAC and variable annuity guarantee costs best reflects the underlying performance of the business. For the non-GAAP presentation of after-tax amounts, the tax effect is calculated using the statutory tax rate of 35 percent.

Ameriprise Financial, Inc.
Second Quarter Summary

			%	Per Diluted Share		%
(in millions, unaudited)	2009	2008	Change	2009	2008	Change

Net income attributable to Ameriprise Financial	$95	$210	(55)%	$0.41	$0.93	(56)%
Add: After-tax impacts:(1)
Investment (gains)/losses	(4)	18	NM	(0.02)	0.08	NM
Integration charges	16	—	NM	0.07	—	NM
Other market impacts:
DAC and DSIC (benefits)/charges	(29)	7	NM	(0.12)	0.03	NM
Variable annuity guarantee costs, net of DAC and DSIC	55	(3)	NM	0.24	(0.01)	NM
Core operating earnings, after-tax	$133	$232	(43)%	$0.58	$1.03	(44)%

Weighted average common shares outstanding:
Basic	228.8	223.2
Diluted	230.0	226.0

NM Not Meaningful

(1)      For this non-GAAP presentation, after-tax is calculated using the statutory tax rate of 35%.

The following items are excluded from core operating earnings. Each impact is presented after tax.

•                  $4 million benefit, or $0.02 per share, in net realized investment gains, comprising of $30 million in realized investment gains, partially offset by $26 million in other-than-temporary impairments on previously impaired non-agency residential mortgage-backed securities and reserves for commercial mortgage loans.

•                  $16 million expense, or $0.07 per share, in integration costs related to recent acquisitions.

•                  $29 million benefit, or $0.12 per share, from lower DAC and deferred sales inducement cost (DSIC) amortization due to favorable market conditions in the quarter.

•                  $55 million expense, or $0.24 per share, from variable annuity guarantee costs, consisting of:

•                  $139 million expense, or $0.60 per share, net of DAC and DSIC, resulting from the impact of credit default spread on the SFAS 157 valuation of living benefit liabilities.

•                  $84 million benefit, or $0.36 per share, net of DAC and DSIC, from living benefit guarantees and the favorable impact of equity market appreciation on death benefits.

Core operating earnings for the second quarter of 2009 included a $16 million expense, or $0.07 per share, in increased legal reserves and a provision for a client settlement, as well as a $5 million gain, or $0.02 per share, on the repurchase of junior subordinated notes.

In addition, compared to second quarter of 2008, core operating earnings included estimated negative impacts of $0.36 per share from the market-driven decline in asset-based fees and $0.15 per share from maintaining high liquidity levels and lower spreads.

Liquidity and Balance Sheet as of June 30, 2009

The company further strengthened its balance sheet and excess capital position, enhancing its financial flexibility to capture additional growth opportunities.

Conservative capital management

•                  The company’s excess capital position was more than $2 billion, which included $869 million in net equity raised in the second quarter and reflects anticipated year-end regulatory (VACARVM) and rating agency requirements for the variable annuity business.

•                  The company will continue to use enterprise risk management capabilities and product hedging to anticipate and mitigate risk. The variable annuity hedging program continues to perform well.

Substantial liquidity

•                  Cash and cash equivalents were $4.5 billion, with $1.9 billion at the holding company level and $3.8 billion in free cash.

•                  During the quarter, the company redeployed approximately $1.5 billion of free cash into higher-yielding, longer-dated investments.

•                  The company raised $500 million in gross proceeds from two debt issuances during the quarter and launched a tender offer to purchase $450 million principal amount of its November 2010 debt maturities. The tender period ends July 29, 2009.

•                  The company continues to generate substantial business cash flow and invested $5.7 billion in long-term investments during the quarter.

High quality investment portfolio

•                  The $30 billion Available-for-Sale portfolio is both well-diversified and high-quality.

•                  The net unrealized loss position declined to $577 million from $1.8 billion at March 31, 2009.

•                  The total investment portfolio, including cash and cash equivalents, increased to $39 billion from $37 billion at March 31, 2009, and remains well-positioned. Detailed information about the portfolio is available online at ir.ameriprise.com.

Conservative capital ratios

•                  The debt-to-total capital ratio was 23.1 percent. The debt-to-total capital ratio excluding non-recourse debt and with 75 percent equity credit for hybrid securities was 19.9 percent, or 16.2 percent on a pro forma basis for the retirement of $450 million principal amount of debt through the company’s July 2009 tender offer.

Second Quarter 2009 Highlights

•                  Total advisors increased 9 percent to 12,508 compared to the second quarter of 2008, reflecting acquisitions and continued strong advisor retention rates.

•                  The company continued to attract experienced advisors, with more than 200 experienced advisors joining the firm’s branded advisor channels in the quarter.

•                  Owned, managed and administered assets were $397 billion as of June 30, 2009, down 10 percent compared to June 30, 2008, primarily due to the 28 percent decline in the S&P 500. On a sequential basis, owned, managed and administered assets grew 12 percent, primarily reflecting equity market appreciation during the quarter and retail net inflows.

•                  Client activity began to improve, resulting in solid asset flows across product lines.

•                  Wrap net inflows of $2.8 billion in the quarter and market appreciation increased total wrap assets by 16 percent sequentially.

•                  Total annuity net inflows in the quarter were $1.1 billion. The company has announced variable annuity product changes for new products to be marketed beginning in the third quarter.

•                  Total Asset Management net flows were slightly positive in the quarter, reflecting improved flows at both RiverSource and Threadneedle. Second quarter 2009 flows were approximately $5 billion greater than the second quarter of 2008.

•                  Ameriprise Auto & Home premiums increased 6 percent from the prior year, primarily due to growth in policy counts.

•                  The company generated approximately $110 million in re-engineering saves in the second quarter, primarily from enhanced operational efficiencies. For the first half of 2009, the company generated approximately $170 million in re-engineering saves and is on pace to exceed its 2009 re-engineering target of $350 million.

Ameriprise Financial, Inc.

Consolidated Income Statements

	Quarter Ended June 30,
(in millions, unaudited)	2009	2008	% Change

Revenues
Management and financial advice fees	$606	$780	(22)%
Distribution fees	351	422	(17)
Net investment income	514	393	31
Premiums	269	257	5
Other revenues	175	158	11
Total revenues	1,915	2,010	(5)
Banking and deposit interest expense	38	42	(10)
Total net revenues	1,877	1,968	(5)

Expenses
Distribution expenses	425	506	(16)
Interest credited to fixed accounts	237	192	23
Benefits, claims, losses and settlement expenses	587	294	100
Amortization of deferred acquisition costs	(125)	144	NM
Interest and debt expense	28	28	—
General and administrative expense	610	572	7
Total expenses	1,762	1,736	1
Pretax income	115	232	(50)
Income tax provision	28	27	4

Net income	87	205	(58)
Less: Net loss attributable to noncontrolling interest	(8)	(5)	(60)
Net income attributable to Ameriprise Financial	$95	$210	(55)%

NM Not Meaningful

Second Quarter 2009 Consolidated Results

The company reported net income of $95 million for the second quarter of 2009, a 55 percent decline from net income of $210 million for the second quarter of 2008. The primary driver of the decrease was the market-driven decline in asset-based fees and the impact of maintaining high liquidity levels, partially offset by retail net inflows and ongoing expense controls.

Total net revenues declined 5 percent, or $91 million, to $1.9 billion, driven by lower management and financial advice fees and distribution fees, primarily as a result of the year-over-year decline in equity markets and clients’ preference for short-term and fixed income investment products, partially offset by increased net investment income driven by higher fixed annuity balances.

Management and financial advice fees declined 22 percent, or $174 million, to $606 million, primarily due to lower equity markets. On a sequential basis, management and financial advice fees increased 9 percent, reflecting equity market appreciation during the quarter and net inflows in advisor-managed wrap accounts and improved asset management flows.

Distribution fees declined 17 percent, or $71 million, to $351 million, primarily due to lower equity markets and growth in cash and deposit products, which resulted in slower sales and flows for other products that generate distribution fees.

Net investment income increased 31 percent, or $121 million, to $514 million, primarily from higher invested asset levels due to fixed annuity net inflows, partially offset by the combination of low short-term interest rates and high liquidity levels. In addition, the current quarter included $6 million of net realized investment gains, compared to $27 million of net realized investment losses in the second quarter of 2008.

Premiums increased 5 percent, or $12 million, to $269 million, primarily due to growth in Auto & Home premiums compared to the prior year.

Other revenues increased 11 percent, or $17 million, to $175 million, primarily due to an $8 million gain on the repurchase of junior subordinated notes.

Banking and deposit interest expense decreased 10 percent, or $4 million, to $38 million, primarily due to lower crediting rates on certificates, partially offset by higher certificate balances.

Expenses

Consolidated expenses increased 1 percent, or $26 million, to $1.8 billion. Core consolidated expenses decreased 2 percent, or $32 million, to $1.7 billion, reflecting market-driven declines in distribution expenses and cost controls, partially offset by growth in fixed annuity interest credited expense.

Distribution expenses declined 16 percent, or $81 million, to $425 million, reflecting decreased advisor compensation, primarily due to year-over-year market depreciation on assets.

Interest credited to fixed accounts increased 23 percent, or $45 million, reflecting higher annuity fixed account balances and higher average crediting rates compared to the prior year.

Benefits, claims, losses and settlement expenses increased 100 percent, or $293 million, to $587 million. The current quarter was impacted by $340 million in variable annuity death and living benefit expenses, which included $604 million in expenses from the non-cash impact of the credit default spread on the SFAS 157 valuation of living benefit liabilities. The line also reflects $49 million in related lower DSIC amortization. Net of the related $206 million DAC amortization offset, DSIC and tax, total variable annuity guarantees lowered earnings by $55 million.

Amortization of DAC was a net benefit of $125 million for the current quarter, compared to a $144 million expense in the prior-year period. The current quarter included $206 million in lower DAC amortization offsetting higher variable annuity benefit expenses and $39 million in lower amortization related to the impact of higher policyholder account balances as a result of market appreciation in the quarter.

General and administrative expense increased 7 percent, or $38 million, to $610 million. Excluding $91 million in integration costs and ongoing expenses from acquisitions closed in the fourth quarter of 2008, and $23 million in increased legal expenses and a provision for a client settlement, general and administrative expense decreased 13 percent.

Taxes

The effective tax rate on net income in the second quarter of 2009 was 24.4 percent, up from 13.3 percent from the first quarter of 2009. The second quarter 2009 effective tax rate brings the year-to-date effective tax rate in line with the company’s full-year forecast of 20 percent. The higher forecasted effective tax rate reflects higher pretax income estimates for the full year.

Ameriprise Financial, Inc.

Segment Results

	Quarter Ended June 30,
(in millions, unaudited)	2009	2008	% Change

Pretax income (loss) excluding net loss attributable to noncontrolling interest
Certificates and Banking	$20	$(24)	NM
Wealth Management and Distribution	(23)	75	NM
Advice & Wealth Management	(3)	51	NM
Asset Management	(12)	42	NM
Annuities	94	77	22%
Protection	110	113	(3)
Corporate & Other	(66)	(46)	(43)
Pretax income excluding net loss attributable to noncontrolling interest	123	237	(48)
Income tax provision	28	27	4
Net income attributable to Ameriprise Financial	$95	$210	(55)%

NM Not Meaningful

Second Quarter 2009 Segment Financial Highlights

Advice & Wealth Management reported a pretax loss of $3 million for the quarter, compared to pretax income of $51 million for the second quarter of 2008. Core operating earnings were $21 million in the current quarter, compared to $72 million in the second quarter of 2008. The decrease was primarily due to an estimated $57 million market-driven decline in asset-based fees and the impact of maintaining high liquidity levels. Core operating earnings were also impacted by reduced client activity and sales of lower-margin products compared to the year-ago period, partially offset by expense controls.

Asset Management reported a pretax loss of $12 million for the quarter, compared to pretax income of $42 million for the second quarter of 2008. The core operating loss, which excludes integration charges, was $3 million and included a $16 million provision for a client settlement. The decline in core operating earnings was primarily due to an estimated $49 million decrease in asset-based fees, partially offset by continued re-engineering expense initiatives.

Annuities reported pretax income of $94 million for the quarter, compared to pretax income of $77 million for the second quarter of 2008. Core operating earnings for the segment were $132 million, compared to $88 million in the prior year, driven by growth in fixed annuity account values and higher spreads. The decline in market-driven asset-based fees lowered year-over-year pretax income by approximately $36 million in the quarter.

Protection reported pretax income of $110 million, compared to $113 million for the second quarter of 2008. The decline was primarily driven by a higher loss ratio in Auto & Home. Second quarter 2009 permanent insurance cash sales improved 36 percent compared to the first quarter of 2009, reflecting increased sales of universal life insurance and flat sales of more market-sensitive variable universal life insurance.

Corporate & Other reported a pretax loss of $66 million, compared to a pretax loss of $46 million for the second quarter of 2008. Segment results for the current quarter included an $8 million gain from the repurchase of junior subordinated notes as well as $7 million in net realized investment gains. In addition, results included an estimated $34 million negative impact from lower short-term rates on the company’s enterprise-wide liquidity pool.

Dividend

The Ameriprise Financial Board of Directors declared a quarterly cash dividend of $0.17 per common share payable on August 17, 2009 to shareholders of record at the close of business on August 3, 2009.

Contacts

Investor Relations:	Media Relations:
Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

Ben Pratt
Ameriprise Financial
612.678.5881
benjamin.j.pratt@ampf.com

Ameriprise Financial, Inc. is a diversified financial services company serving the comprehensive financial planning needs of the mass affluent and affluent. For more information, visit ameriprise.com.

RiverSource mutual funds are distributed by RiverSource Distributors, Inc. and RiverSource Fund Distributors, Inc., Members FINRA and managed by RiverSource Investments, LLC. For complete mutual fund ranking data and other important disclosures please refer to Exhibit A “RiverSource Mutual Fund Performance and Lipper Ranking” in the Second Quarter 2009 Statistical Supplement available at ir.ameriprise.com.

The Threadneedle group of companies constitutes the Ameriprise Financial international investment platform. The group consists of wholly owned subsidiaries of Ameriprise Financial, Inc. and provides services independent from Ameriprise Financial Services, Inc., including Ameriprise Financial Services’ broker-dealer business.

Ameriprise Certificates are issued by Ameriprise Certificate Company and distributed by Ameriprise Financial Services, Inc. Member FINRA.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell the company’s 5.35% Senior Notes due November 15, 2010 (the “Notes”) or any other securities. The tender offer is made only by and pursuant to the terms of the Offer to Purchase dated July 1, 2009 and the related Letter of Transmittal. The tender offer is not being made to holders in any jurisdiction in which the making or acceptance thereof would be unlawful. None of Ameriprise Financial, Inc., the dealer managers, the depositary or the information agent makes any recommendation as to whether holders should tender their Notes in response to the tender offer. Holders must make their own decisions as to whether to tender Notes and, if so, the principal amount of Notes to tender.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. The company has made various forward-looking statements in this report. Examples of such forward-looking statements include:

•                  the statement of belief in this news release that the company is positioned to pursue additional growth opportunities;

•                  the statement of belief in this news release that the company will exceed $350 million of expense savings in 2009;

•                  the statement of belief in this news release that pretax income estimates for the current year are sequentially increased, and the implications thereof and the first and second fiscal quarters on estimated 2009 full-year effective tax rate;

•                  the statement of belief in this news release that the company expects its 2009 full-year effective tax rate will be approximately 20 percent;

•                  the statement about the company’s debt to total capital ratio on a pro forma basis for the retirement of $450 million principal amount of debt through the company’s pending tender offer;

•                  statements of the company’s plans, intentions, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention, financial advisor retention, recruiting and enrollments, general and administrative costs, consolidated tax rate; and excess capital position;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  changes in the valuations, liquidity and volatility in the interest rate, credit default, equity market, and foreign exchange environments;

•                  changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation;

•                  investment management performance and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect (including the completion of the company’s July 2009 tender offer) as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  risks of default by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the company’s ability to realize the financial, operating and business fundamental benefits or to obtain regulatory approvals regarding integration we plan for the acquisitions we have completed;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  changes in the capital markets and competitive environments induced or resulting from the partial or total ownership or other support by central governments of certain financial services firms or financial assets; and

•                  general economic and political factors, including consumer confidence in the economy, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly-held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion included as Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for year-end 2008 at ir.ameriprise.com/phoenix.zhtml?c=191716&p=irol-forwardLookingStatement.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. For information about Ameriprise Financial entities, please refer to the Second Quarter 2009 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Reconciliation Tables

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Income Statement to Core Operating Earnings

	Quarter Ended June 30, 2009				Quarter Ended June 30, 2008
(in millions, unaudited)	GAAP Earnings	Adjustments		Core Operating Earnings	GAAP Earnings	Adjustments		Core Operating Earnings

Revenues
Management and financial advice fees	$606	$—		$606	$780	$—		$780
Distribution fees	351	—		351	422	—		422
Net investment income	514	(6	)(1)	508	393	27	(1)	420
Premiums	269	—		269	257	—		257
Other revenues	175	—		175	158	—		158
Total revenues	1,915	(6)		1,909	2,010	27		2,037
Banking and deposit interest expense	38	—		38	42	—		42
Total net revenues	1,877	(6)		1,871	1,968	27		1,995

Expenses
Distribution expenses	425	—		425	506	—		506
Interest credited to fixed accounts	237	—		237	192	—		192
Benefits, claims, losses and settlement expenses	587	(285	)(2)	302	294	13	(4)	307
Amortization of deferred acquisition costs	(125)	245	(3)	120	144	(20	)(5)	124
Interest and debt expense	28	—		28	28	—		28
General and administrative expense	610	(25	)(6)	585	572	—		572
Total expenses	1,762	(65)		1,697	1,736	(7)		1,729
Pretax income	115	59		174	232	34		266
Income tax provision	28	21	(7)	49	27	12	(7)	39

Net income	87	38		125	205	22		227
Less: Net loss attributable to noncontrolling interest	(8)	—		(8)	(5)	—		(5)
Net income attributable to Ameriprise Financial	$95	$38		$133	$210	$22		$232

(1)	Includes net realized gains and losses on Available-for-Sale securities and other securities and an increase in reserves on commercial mortgage loans.
(2)	Includes variable annuity living benefit costs net of hedges and DSIC impact, a net release of GMDB reserves and a decrease in DSIC amortization from higher period ending account values.
(3)	Includes decreases in DAC amortization from higher period ending account values and from the impact of variable annuity living benefit costs, net of hedges.
(4)

Includes GMDB and other unhedged variable annuity guaranteed benefit costs, an increase in DSIC amortization from lower period ending account values and the impact of variable annuity living benefit riders, net of hedges and DSIC.

(5)	Includes increases in DAC amortization from lower period ending account values and from the impact of variable annuity living benefit riders, net of hedges.
(6)	Includes integration charges.
(7)	Reflects tax at the statutory rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Pretax Segment Income to Core Operating Earnings

	Quarter Ended June 30, 2009
(in millions, unaudited)	GAAP Earnings	Adjustments	Core Operating Earnings

Pretax income (loss) excluding net loss attributable to noncontrolling interest
Certificates and Banking	$20	$8	$28
Wealth Management and Distribution	(23)	16	(7)
Advice & Wealth Management	(3)	24	21
Asset Management	(12)	9	(3)
Annuities	94	38	132
Protection	110	(5)	105
Corporate & Other	(66)	(7)	(73)
Pretax income excluding net loss attributable to noncontrolling interest	123	59	182
Income tax provision	28	21	49
Net income attributable to Ameriprise Financial	$95	$38	$133

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Pretax Segment Income to Core Operating Earnings

	Quarter Ended June 30, 2008
(in millions, unaudited)	GAAP Earnings	Adjustments	Core Operating Earnings

Pretax income (loss) excluding net loss attributable to noncontrolling interest
Certificates and Banking	$(24)	$21	$(3)
Wealth Management and Distribution	75	—	75
Advice & Wealth Management	51	21	72
Asset Management	42	—	42
Annuities	77	11	88
Protection	113	2	115
Corporate & Other	(46)	—	(46)
Pretax income excluding net loss attributable to noncontrolling interest	237	34	271
Income tax provision	27	12	39
Net income attributable to Ameriprise Financial	$210	$22	$232

Ameriprise Financial, Inc.

Reconciliation Table: Debt to Total Capital

June 30, 2009

(in millions, unaudited)	GAAP Measure	Non-recourse Debt	Debt Less Non-recourse Debt	Impact of 75% Equity Credit(1)	Debt Less Non-recourse with Equity Credit (1)
Debt	$2,435	$123	$2,312	$242	$2,070
Total Capital	$10,545	$123	$10,422		$10,422
Debt to Total Capital	23.1%		22.2%		19.9%

(1) The company’s junior subordinated notes receive an equity credit of at least 75% by the majority of the rating agencies.